EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Glamis Gold Ltd.
We consent to the use of our report dated February 3, 2006, except as to note 16 which is as of February 24, 2006, including our additional comments to U.S. readers on Canada-U.S. reporting differences, in this annual report on Form 40-F of Glamis Gold Ltd.
We also consent to the incorporation by reference of such report, including our additional comments to U.S. readers on Canada-U.S. reporting differences, in the Registration Statements (No. 333-88986, No. 333-116987 and No. 333-39776) on Form S-8 of Glamis Gold Ltd.

/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
February 3, 2006, except as to
Note 16 which is as of February 24, 2006